Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statements No. 333-54706 and No. 333-111183; Amendment No. 5 to Registration Statement No. 333-66371; and Registration Statements No. 333-99435 and No. 333-108054 of U.S. Restaurant Properties, Inc. on Form S-3 and to the incorporation by reference in Registration Statement No. 333-68302 of U.S. Restaurant Properties, Inc. on Form S-8, of our report dated December 2, 2004 (which expresses an unqualified opinion and includes explanatory paragraphs referring to changes in the method of accounting for discontinued operations in 2002 and asset retirement obligations in 2003 as required by Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and SFAS No. 143, Accounting for Asset Retirement Obligations, respectively), appearing in this Current Report on Form 8-K of U.S. Restaurant Properties, Inc. filed on or about December 3, 2004.

DELOITTE & TOUCHE LLP

Dallas, Texas

December 3, 2004